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                                                                  Execution Copy

                                   VOTING AGREEMENT

         This AGREEMENT dated as of October 3, 1996, between KCLC Acquisition Corp., a Delaware corporation ("Newco"), on the one hand, and TCW Special Credits Fund II, TCW Special Credits Fund IIb, TCW Special Credits Fund III, TCW Special Credits Fund IIIb (collectively, the "Special Credits Limited Partnerships"), TCW Special Credits Fund V - The Principal Fund, a California limited partnership ("Fund V"), two trusts for which Trust Company of the West is trustee (the TCW Special Credits Trust and the TCW Special Credits Trust IIIb (collectively the "TCW Trusts")), three special accounts managed by TCW Special Credits, a California general partnership (the Common Fund Account, the Weyerhaeuser Company Master Retirement Trust Account and the Delaware State Employees Retirement Trust Account (collectively, the "Special Credit Accounts")), one special account managed by Oaktree Capital Management, LLC ("Oaktree") (the OCM Inland Steel Industries Separate Account (the "Oaktree Account; and together with the Special Credits Limited Partnerships, Fund V, the TCW Trusts and the Special Credit Accounts, the "Funds")), and Oaktree, a California limited liability company (the "Stockholder"), as investment manager of the Funds, on the other hand.

         WHEREAS Newco and KinderCare Learning Centers, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement; provided that the terms Merger and Merger Agreement shall not include any amendments or modifications thereto unless such amendments and modifications have been approved in writing by the Stockholder) providing for a merger (the "Merger") of Newco with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

         WHEREAS the Stockholder beneficially owns 9,988,936 shares of Company Common Stock, which are held of record by the Funds as set forth on Schedule A (such shares of Company Common Stock, together with any other shares of Company Common Stock that the Stockholder or any Fund acquires beneficial ownership of after the date hereof and during the term of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares"); and

         WHEREAS the Stockholder beneficially owns Warrants to purchase 858,683 shares of Company Common Stock, which are held of record by the Funds as set forth on Schedule A (such warrants, together with any other warrants that the Stockholder or any Fund acquires beneficial ownership of after the date hereof and during the term of this Agreement, being collectively referred to herein

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as the "Subject Warrants", and together with the Subject Shares, the "Subject
Securities"); and

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Newco has requested that the Stockholder and the Funds enter into this Agreement.

         NOW, THEREFORE, to induce Newco to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:


         1.   REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER AND THE FUNDS.

         (a) REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to Newco as of the date hereof as follows:

              (i) ORGANIZATION. The Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.

             (ii) AUTHORITY; NO CONFLICTS. The Stockholder has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. Except for the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation of the transactions contemplated hereby and compliance with the terms hereof by the Stockholder will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of the Stockholder, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets.

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            (iii)  THE SUBJECT SECURITIES.  The Stockholder is the beneficial owner of the Subject Securities. All of the Subject Warrants are fully vested and freely exercisable by the Stockholder to acquire any and all shares of Company Common Stock underlying the Subject Warrants at its option. The Stockholder does not beneficially own any shares of capital stock of the Company or securities convertible or exchangeable for shares of capital stock of the Company, other than the Subject Securities. The Stockholder has the sole right and power to vote and dispose of the Subject Securities, and none of such Subject Securities is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Subject Securities, except as contemplated by this Agreement.

         (b) REPRESENTATIONS AND WARRANTIES OF THE FUNDS. Each Fund hereby, severally and not jointly, represents and warrants to Newco as of the date hereof in respect of itself as follows:

              (i) ORGANIZATION. Such Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

             (ii) AUTHORITY; NO CONFLICTS. Such Fund has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
         This Agreement has been duly authorized, executed and delivered by such Fund and constitutes a valid and binding obligation of such Fund enforceable in accordance with its terms. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other person is necessary for the execution of this Agreement by such Fund and the consummation by such Fund of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Funds, the consummation of the transactions contemplated hereby and compliance with the terms hereof by such Fund will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of such Fund, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Fund or to such Fund's property or assets.

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            (iii)  THE SUBJECT SECURITIES.  Such Fund is the record holder of the number of Subject Shares and Subject Warrants set forth opposite its name on Schedule A hereto. Such Fund has good and marketable title to the Subject Securities set forth opposite its name on Schedule A hereto and at all times during the term hereof and on the Closing Date and on the Option Closing Date will have good and valid title to its Subject Shares, free and clear of all liens, claims, security interests or other charges or encumbrances, and, upon delivery thereof to Newco against delivery of the consideration therefor pursuant to this Agreement, good and valid title thereto, free and clear of all liens, claims, security interests or other charges or encumbrances (other than any arising as a result of actions taken or omitted by Newco), will pass to Newco. Such Fund does not own of record any shares of capital stock of the Company or securities convertible or exchangeable for shares of capital stock of the Company, other than the Subject Securities. The Stockholder has the sole right and power to vote and dispose of the Subject Securities owned of record by such Fund, except as contemplated by this Agreement.

             (iv) ERISA. Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of any of the transactions contemplated hereby or thereby (the "Transactions") is or will result in any nonexempt prohibited transaction under either
         Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or any liability under Section 404 or 502(l) of ERISA that would, in any such event (A) require any of the Transactions to be rescinded or to be materially and adversely modified, or (B) result in material liability to the Company, Newco or any Newco stockholder, assuming for these purposes that neither Newco nor any stockholder of Newco is a "party in interest" (within the meaning of Section 3(14) of ERISA) or a "disqualified person" (within the meaning of Section 4975(e) of the Code) with respect to any of the Funds.

         2. REPRESENTATIONS AND WARRANTIES OF NEWCO. Newco hereby represents and warrants to the Stockholder and the Funds that Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Newco and constitutes a valid and binding obligation of Newco enforceable in accordance with its terms. Except for the filings required under the HSR Act,
(i) no


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filing with, and no permit, authorization, consent or approval of, any
Governmental Entity or any other person is necessary for the execution of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Newco, the consummation of the transactions contemplated hereby nor the compliance with the terms hereof by Newco will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of Newco, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Newco or to Newco's property or assets. If the Option is exercised, the Subject Securities will be acquired for investment for Newco's own account, not as a nominee or agent and not with a view to the distribution of any part thereof. Newco has no present intention of selling, granting any participation in or otherwise distributing the same nor does Newco have any contract, undertaking, agreement or arrangement with any person with respect to any of the Subject Securities. Newco further understands that the Subject Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or pursuant to an exemption therefrom.

         3. COVENANTS OF THE STOCKHOLDER AND THE FUNDS. Until the termination of this Agreement in accordance with Section 10, the Stockholder and each Fund agree as follows:

         (a) VOTING OF SUBJECT SHARES. At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought, the Funds shall (and the Stockholder shall cause the Funds to) vote the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. The agreements set forth in the immediately preceding sentence shall equally apply if such approvals were to be sought by the solicitation of written consents. If requested by Newco and consented to by the Company, the Stockholder shall initiate a written consent solicitation to approve the Merger and the Merger Agreement.

         At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's or any Fund's vote, consent or other approval is sought, the Funds shall (and the Stockholder shall cause the Funds to) vote the Subject Shares against (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or

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    warranty or any other obligation or agreement of the Company under the
    Merger Agreement and (ii), except with the prior written consent of Newco, any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Debt Offer, including, but not limited to: (A) the adoption by the Company of a proposal regarding (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Newco or any affiliate thereof (a "Third Party"); (2) the acquisition by a Third Party of 15% or more of the assets of the Company and its subsidiaries, taken as a whole; (3) the acquisition by a Third Party of more than 20% of the outstanding shares of Company Common Stock; or (4) the repurchase by the Company or any of its subsidiaries of 15% or more of the outstanding shares of Company Common Stock; (B) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement, the Debt Offer or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company's capital stock; (C) any change in the management or board of directors of the Company; (D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. The Stockholder and the Funds further agree not to commit or agree to take any action inconsistent with the foregoing.

         (b) PROXIES. The Stockholder and each Fund hereby grant to Newco a proxy to vote the Subject Shares as indicated in Section 3(a) above. The Stockholder and each Fund agree that this proxy shall be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by the Stockholder or any Fund with respect to the Subject Shares.

         (c) TRANSFER RESTRICTIONS. The Stockholder and each Fund agree not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Securities to any person other than pursuant to the terms hereof or the Merger Agreement, (ii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the

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    effect of preventing or disabling the Stockholder or any Fund from performing its obligations under this Agreement.

         (d) APPRAISAL RIGHTS. The Stockholder and each Fund hereby irrevocably waive any rights of appraisal with respect to the Merger or rights to dissent from the Merger that the Stockholder or such Fund may have.

         (e) REGISTRATION RIGHTS AGREEMENTS. Unless this Agreement is terminated in accordance with its terms, the Stockholder and each Fund hereby agree not to exercise any right any of them may have under the Equity Registration Rights Agreement and the Warrant Registration Rights Agreement referred to in Section 3.3 of the Merger Agreement. Subject to the occurrence of the Effective Time, the Stockholder and each Fund hereby irrevocably waive any and all rights which any of them may have, and release the Company from all of its obligations, under the Equity Registration Rights Agreement and the Warrant Registration Rights Agreement referred to in Section 3.3 of the Merger Agreement.

         (f) NO SOLICITATION. Neither the Stockholder, any Fund nor any of their respective affiliates shall (whether directly or indirectly through any officer, director, member, advisor, agent, representatives or other intermediary), nor shall the Stockholder, any Fund or any of their respective affiliates authorize or permit any of its officers, directors, members, advisors, agents, representatives or other intermediaries to, (i) solicit, initiate, encourage or take any action to facilitate any submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of all or a material amount of assets of, or any equity interest in, the Company (or any subsidiary or division thereof) or any merger, consolidation, tender offer (including a self tender offer), exchange offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or division thereof), other than the transactions contemplated by this Agreement or the Merger Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Debt Offer or the Merger or which would or could reasonably be expected to materially dilute the benefits to Newco of the transactions contemplated by the Merger Agreement (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal, other than the transactions contemplated by the Merger Agreement, or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the Company's business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or

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    participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, the Stockholder and the Funds shall promptly advise Newco orally and in writing of the receipt by any of them (or any of the other entities or persons referred to above) of any Transaction Proposal, or any inquiry which is likely to lead to any Transaction Proposal, the material terms and conditions of such Transaction Proposal or inquiry, and the identity of the person making any such Transaction Proposal or inquiry. The Stockholder and the Funds will keep Newco fully informed of the status and details of any such Transaction Proposal or inquiry.

         (g) ELECTION TO RETAIN COMPANY COMMON STOCK. Fund V agrees that it shall make elections to retain Company Common Stock in the Merger pursuant to Article 2 of the Merger Agreement with respect to an aggregate of at least 1,296,296 shares of Company Common Stock. The aggregate actual number of shares of Company Common Stock which Fund V retains pursuant to
    Article 2 of the Merger Agreement is herein referred to as the "Retained Shares".

         (h) MERGER AGREEMENT. The Stockholder and the Funds agree that they accept the terms and conditions of the Merger Agreement as it applies to the holders of shares of Company Common Stock and the holders of Warrants.

         (i) ERISA. From and after the date hereof, each Fund agrees that it will not take any action or refrain from taking any action that would cause its representation and warranty in Section 1(b)(iv) to cease being true and correct in any material respect.

         (j) AFFILIATE LETTER. The Stockholder and each Fund, which immediately after the Effective Time will own Retained Shares, shall deliver to Newco on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A to the Merger Agreement.

         4. OPTION. (a) The Stockholder and each Fund hereby grant to Newco (or its designee, provided such designee is an affiliate of KKR & Co.) an irrevocable option to purchase the Subject Securities, on the terms and subject to the conditions set forth herein (the "Option").

         (b) The Option may be exercised by Newco, as a whole and not in part, at any time during the period commencing upon the occurrence of either of the following events and ending on the date which is the 30th calendar day following the first to occur of such events:

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         (i)  the Merger Agreement shall have been terminated by either the
    Company or Newco pursuant to Section 8.1(b) thereof; or

        (ii) the Merger Agreement shall have been terminated by the Company pursuant to Section 8.1(c) and on March 31, 1997 or thereafter there shall have been in effect any of (A) an Extending Action, (B) a condition which would permit the Merger Agreement to be terminated under Section 8.1(b) thereof or (C) any statute, rule or regulation enjoining or prohibiting in whole or in any significant respect the consummation of the Merger, the Debt Offer or any of the transactions contemplated by the Merger Agreement or this Agreement.

         (c) If Newco wishes to exercise the Option, Newco shall send a written notice to the Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Option Closing Date") of the closing (the "Option Closing") of the purchase. The Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 4(f).

         (d) At the Option Closing, the Stockholder and the Funds shall deliver to Newco (or its designee) all of the Subject Securities by delivery of a certificate or certificates evidencing such Securities duly endorsed to Newco or accompanied by powers duly executed in favor of Newco, with all necessary stock transfer stamps affixed.

         (e) At the Option Closing, Newco shall pay to the Stockholder pursuant to the exercise of the Option, by wire transfer, cash in immediately available funds to the account of the Stockholder specified in writing no more than two days prior to the Option Closing, (i) with respect to the Subject Shares, an amount equal to the product of $20.25 and the number of Subject Shares and (ii) with respect to the Subject Warrants, an amount equal to the product of $7.75 and the number of Subject Warrants (collectively, the "Subject Securities Purchase Price").

         (f) The Option Closing shall be subject to the satisfaction of each of the following conditions:

         (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Subject Securities pursuant to the exercise of the Option;

        (ii) any waiting period applicable to the consummation of the purchase and sale of the Subject Securities pursuant

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    to the exercise of the Option under the HSR Act shall have expired or been terminated; and

       (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Subject Securities pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect.

         5. FURTHER AGREEMENTS OF NEWCO. (a) Newco hereby agrees that, in the event that it purchases the Subject Securities pursuant to the Option, as promptly as practicable thereafter, Newco will make a tender offer for the remaining shares of Company Common Stock to the stockholders of the Company (the consummation of which shall be subject only to the condition that no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of such tender offer) pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company or Newco) will receive an amount of cash consideration per share of Company Common Stock equal to $20.25, and will take such actions as may be necessary or appropriate in order to effectuate such tender offer at the earliest practicable time.

         (b) Subject to the last sentence of this Section 5(b), if, after purchasing the Subject Securities pursuant to the Option and complying with its obligations under Section 5(a) hereof, Newco or any of its affiliates receives any cash or non-cash consideration in respect of the Subject Securities in connection with a Third Party Business Combination (as defined below) during the period commencing on the date of the Option Closing and ending on the first anniversary thereof, Newco shall promptly pay over to the Stockholder, as an addition to the Subject Securities Purchase Price, (x) the excess, if any, of such consideration over the aggregate Subject Securities Purchase Price paid for the Subject Securities by Newco hereunder less (y) the sum of (I) the amount of taxes payable or to be payable by Newco (as estimated by Newco in good faith) in connection with such Third Party Business Combination and (II) the amount of out-of-pocket expenses paid by Newco in connection with such Third Party Business Combination; PROVIDED that, (i) if the consideration received by Newco or such affiliates shall be securities listed on a national securities exchange or traded on NASDAQ, the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or NASDAQ on the date such transaction is consummated and (ii) if the consideration received by Newco or such affiliates shall be in a form other than securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Newco and the Stockholder, or, if Newco and the Stockholder cannot reach agreement, by a nationally

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recognized investment banking firm reasonably acceptable to the parties.  The term "Third Party Business Combination" of the Company means the occurrence of any of the following events: (A) the Company or any subsidiary of the Company is acquired by merger or otherwise by any person or group, other than Newco or any affiliate thereof (a "Third Party"); (B) the Company or any subsidiary of the Company enters into an agreement with a Third Party which contemplates the acquisition of 20% or more of the total assets of the Company and its subsidiaries, taken as a whole; (C) the Company or Newco enters into a merger or other agreement with a Third Party which contemplates the acquisition of more than 20% of the outstanding shares of the Company's capital stock; or (D) a Third Party acquires more than 20% of the total assets of the Company and its subsidiaries, taken as a whole. Notwithstanding the foregoing, in no event shall the Stockholder be entitled to receive any payment pursuant to this
Section 5(b) if at any time prior to the consummation of such Third Party Business Combination, either (i) affiliates of KKR & Co. shall, directly or indirectly, beneficially own 80% or more of the Company Common Stock or (ii) prior to such time affiliates of KKR & Co. beneficially own at least 80% of the Company Common Stock, the Company has issued shares of voting stock such that affiliates of KKR & Co. no longer have a majority of the issued and outstanding shares of voting stock of the Company.

         6. POST-MERGER AGREEMENTS. Immediately after the Effective Time, Newco, the Stockholder, Fund V and those affiliates of KKR & Co. which own shares of Company Common Stock shall enter into a stockholders' agreement in substantially the form attached hereto as Exhibit A; provided that neither Newco nor any affiliate of KKR & Co shall be under any obligation to execute such stockholders' agreement if Fund V shall not have made elections to retain Company Common Stock in the Merger pursuant to Article 2 of the Merger Agreement with respect to an aggregate of at least 1,296,296 shares of Company Common Stock and shall not own, immediately after giving effect to the Merger, a number of Retained Shares in excess of 432,099.

         7. FURTHER ASSURANCES. The Stockholder and the Funds will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Newco may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         8. STOP TRANSFER ORDER. The Stockholder and each Fund hereby authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares).

         9. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other

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                                                                              12


parties, except that Newco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Newco. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

         10. TERMINATION. Except as set forth in Sections 4 and 6 and except for Newco's obligations pursuant to Section 5, this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the first to occur of
(a) the Effective Time, (b) the 31st calendar day following the termination of the Merger Agreement pursuant to Section 8.1(b) thereof or by the Company pursuant to Section 8.1(c) thereof or (c) upon termination of the Merger Agreement pursuant to Section 8.1(a) or 8.1(d) thereof or by Newco pursuant to
Section 8.1(c) thereof. Notwithstanding the foregoing, in the event the Option shall have been exercised in accordance with Section 4, but the Option Closing shall not have occurred, the provisions of Sections 1 and 3 shall survive until the Option Closing. Nothing in this Section 10 shall relieve any party of liability for breach of this Agreement.

         11.  GENERAL PROVISIONS.

         (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         (b) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Newco in accordance with
    Section 9.2 of the Merger Agreement and to the Stockholder and the Funds at Oaktree Capital Management LLC, 550 South Hope Street, 22nd Floor, Los Angeles, California 90071, c/o Mr. Stephen A. Kaplan, with a copy to Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, N.Y. 10166, Attn.:
    Conor D. Reilly, Esq. (or at such other address for a party as shall be specified by like notice).

         (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

         (e) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         12. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

         13. LIMITED LIABILITY. Notwithstanding any other provision hereof, the obligations of each Fund under this Agreement shall not be an obligation of any officer, director, limited or general partner (or future partner) of such Fund. Any liability or obligation of a Fund arising out of this Agreement shall be limited to and satisfied only out of the assets of such Fund.

         IN WITNESS WHEREOF, each of Newco, the Stockholder and each Fund has caused this Agreement to be signed by its signatory thereunto duly authorized, as of the date first written above.


                             KCLC ACQUISITION CORP.


                             By:/s/ CLIFTON S. ROBBINS

                                -----------------------------------------------
                                  Name: Clifton S. Robbins
                                       ----------------------------------------
                                  Title: President
                                        ---------------------------------------


                             TCW SPECIAL CREDITS FUND II
                             TCW SPECIAL CREDITS FUND IIb
                             TCW SPECIAL CREDITS FUND III
                             TCW SPECIAL CREDITS FUND IIIb


                             By:  TCW SPECIAL CREDITS,
                                  General Partner

                                  By: TCW Asset Management Co.,
                                       Managing General Partner


                                       By:  /s/ KENNETH LIANG
                                          -------------------------------------
                                       Name:  Kenneth Liang
                                       Title: Authorized Signatory

                                       By:  /s/ BRUCE KARSH
                                          -------------------------------------
                                       Name:  Bruce Karsh
                                       Title: Authorized Signatory

                             TCW SPECIAL CREDITS FUND V - THE PRINCIPAL FUND

                             By:  TCW ASSET MANAGEMENT CO.,
                                       General Partner

                                  By:  OAKTREE CAPITAL MANAGEMENT, LLC
                                       Manager

                                  By:  /s/ KENNETH LIANG
                                     -------------------------------------
                                  Name:  Kenneth Liang
                                  Title: Authorized Signatory

                                  By:  /s/ STEPHEN KAPLAN
                                     -------------------------------------
                                  Name:  Stephen Kaplan
                                  Title: Authorized Signatory

                             TCW SPECIAL CREDITS TRUST
                             TCW SPECIAL CREDITS TRUST IIIb

                             BY:  TRUST COMPANY OF THE WEST,
                                  Trustee


                             By:  /s/ KENNETH LIANG
                                -------------------------------------
                             Name:  Kenneth Liang
                             Title: Authorized Signatory


                             By:  /s/ BRUCE KARSH
                                -------------------------------------
                             Name:  Bruce Karsh
                             Title: Authorized Signatory


                             COMMON FUND ACCOUNT
                             WEYERHAEUSER COMPANY MASTER
                               RETIREMENT TRUST ACCOUNT
                             DELAWARE STATE EMPLOYEES RETIREMENT
                               TRUST ACCOUNT

                             By:  TCW SPECIAL CREDITS,
                                  Investment Manager

                                  By: TCW Asset Management Co.,
                                       Managing General Partner


                                       By:  /s/ KENNETH LIANG
                                          -------------------------------------
                                       Name:  Kenneth Liang
                                       Title: Authorized Signatory

                                       By:  /s/ BRUCE KARSH
                                          -------------------------------------
                                       Name:  Bruce Karsh
                                       Title: Authorized Signatory

                             OCM INLAND STEEL INDUSTRIES SEPARATE
                              ACCOUNT

                             By:  OAKTREE CAPITAL MANAGEMENT, LLC,
                                  Investment Manager


                                  By:  /s/ KENNETH LIANG
                                     -------------------------------------
                                  Name:  Kenneth Liang
                                  Title: Authorized Signatory

                                  By:  /s/ STEPHEN KAPLAN
                                     -------------------------------------
                                  Name:  Stephen Kaplan
                                  Title: Authorized Signatory

                              OAKTREE CAPITAL MANAGEMENT, LLC,



                                  By:  /s/ KENNETH LIANG
                                     -------------------------------------
                                  Name:  Kenneth Liang
                                  Title:

                                  By:  /s/ STEPHEN KAPLAN
                                     -------------------------------------
                                  Name:  Stephen Kaplan
                                  Title:

                                      SCHEDULE A




                                                        Subject        Subject
Fund                                                     Shares       Warrants
----                                                     ------       --------
 TCW Special Credits Fund II                            759,767             --
 TCW Special Credits Fund IIb                           695,883             --
 TCW Special Credits Fund III                         2,462,032             --
 TCW Special Credits Fund IIIb                        1,008,198             --
 TCW Special Credits Fund V - The Principal Fund      2,710,238        858,683
 TCW Special Credits Trust                              747,159             --
 TCW Special Credits Trust IIIb                         402,105             --
 Common Fund Account                                    338,524             --
 Weyerhaeuser Company Master Retirement Trust           742,905             --
 Delaware State Employees Retirement Trust Account       10,654             --
 OCM Inland Steel Industries Separate Account           111,473             --
                                                        -------         ------
      Totals                                          9,988,938        858,683
                                                      ---------        -------
                                                      ---------        -------

                                                                       EXHIBIT A
                           FORM OF STOCKHOLDERS' AGREEMENT


         This Stockholders' Agreement (this "Agreement"), is entered into as of _________ __, 199_ by and among KinderCare Learning Centers, Inc., a Delaware corporation (the "Company"), TCW Special Credits Fund V The Principal Fund, a California limited partnership ("Fund V"), Oaktree Capital Management, LLC, a California limited liability company ("Oaktree"), and _________, a _________ (collectively, the "KKR Investor").

                                       RECITALS

         WHEREAS, KCLC Acquisition Corp. and the Company have entered into that certain Agreement and Plan of Merger dated as of October 3, 1996 (the "Merger Agreement"), pursuant to which the KKR Investor has acquired approximately 85% of the outstanding shares of common stock, par value $.01 per share, of the Company; and

         WHEREAS, pursuant to the terms of the Merger Agreement, Fund V has retained beneficial ownership of ____________ shares of Common Stock.

         WHEREAS, that certain Voting Agreement entered into by an affiliate of the KKR Investor, Oaktree, Fund V and certain other affiliates of Oaktree requires that the parties hereto enter into a stockholders agreement in the form of this Agreement.

                                      AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the parties hereto agree as follows:

         Section 1.  DEFINITIONS

         As used in this Agreement, the following capitalized terms shall have the following meanings:

         AFFILIATE: When used with respect to a specified Person, another Person that, either directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         BOARD:  The Board of Directors of the Company.

         COMMON STOCK: The Common Stock, par value $.01 per share, of the Company.

         EXEMPT TRANSACTION:  Has the meaning set forth in Section 2(c) hereof.

         INITIAL OAKTREE SHARES: The shares of Common Stock owned by Fund V immediately after giving affect to the consummation of the merger contemplated by the Merger Agreement.

         KKR AFFILIATE: With respect to the KKR Investor shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the KKR Investor; PROVIDED, HOWEVER, that KKR Affiliate shall not in any event include the limited partners of the KKR Investor or the limited partners of the general partner of the KKR Investor.

         KKR HOLDER: The KKR Investor and any Person to whom a KKR Holder transfers shares of Common Stock which Person is required by this Agreement to be bound by the provisions of this Agreement.

         KKR SHARES: As of any date of determination, the shares of Common Stock then held by the KKR Holders.

         OAKTREE INVESTORS: As of any date of determination, Fund V and any other investors for which Oaktree is the sole investment manager which then own shares of Common Stock.

         OAKTREE SHARES: As of any date of determination, the shares of Common Stock then held by the Oaktree Investors.

         PERSON: An individual, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization, a government or any department, agency or political subdivision thereof or other entity.

         PRIVATE SALE: Any sale of securities other than a sale made in a public distribution pursuant to an effective registration statement under the Securities Act.

         SECURITIES ACT: The Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

         Section 2. (a) "TAG-ALONG" RIGHT WITH RESPECT TO PRIVATE SALES BY KKR HOLDERS. (i) PRIVATE SALES OF SHARES BY KKR HOLDERS. Subject to the last sentence of Section 3(a), with respect to any proposed Private Sale of any KKR Shares by a KKR Holder or KKR Holders (collectively, for purposes of this Section 2, the "KKR Holder") during the term of this Agreement to a Person (a "Proposed Purchaser"), other than pursuant to an Exempt Transaction (as defined in Section 2(c)), the Oaktree Investors shall have the right and option, but not the obligation, to participate in such sale, on the same terms and subject to the same conditions as the sale by the KKR Holder, for the number of Oaktree Shares owned by the Oaktree Investors equalling the number derived by multiplying the total number of KKR Shares which the KKR Holder proposes to sell (the "Proposed Number of

Shares") by a fraction, the numerator of which is the total number of Oaktree Shares and the denominator of which is the sum of (A) the total number of Oaktree Shares, (B) the total number of KKR Shares, and (C) the total number of shares of Common Stock (determined on a fully diluted basis) owned by Persons entitled to the benefits of any other "tag-along" rights arising as a result of such sale.

         (ii) NOTICES. The KKR Holder shall notify, or cause to be notified, Oaktree in writing of each proposed Private Sale subject to Section 2(a)(i) above. Such notice shall set forth: (A) the Proposed Number of Shares, (B) the name and address of the Proposed Purchaser, (C) the proposed amount of consideration, the material terms and conditions of such sale (and if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration) and the proposed closing date of such sale, (D) the total number of KKR Shares and the total number of shares of Common Stock (determined on a fully diluted basis) owned by Persons entitled to the benefits of any other "tag-along" rights arising as a result of such sale and (D) that the Proposed Purchaser has been informed of the "tag-along" right provided for in this Section 2(a) and has agreed to purchase Oaktree Shares held by the Oaktree Investors in accordance with the terms hereof. The "tag-along" right may be exercised by the Oaktree Investors by delivery of a written notice from Oaktree to the KKR Holder (the "Tag-Along Notice") within 15 days following receipt of the notice specified in the preceding sentence. The Tag-Along Notice shall state the amount of Oaktree Shares that the Oaktree Investors propose to include in such sale to the Proposed Purchaser. If Oaktree delivers a Tag-Along Notice to the KKR Holder, the Oaktree Investors participating in the proposed Private Sale shall (A) prior to closing of any such sale, execute and deliver (or cause to be executed and delivered) any purchase agreement or other documentation required by the Proposed Purchaser to consummate the sale (including without limitation all legal opinions, cross-receipts and certificates), which purchase agreement and other documentation shall be on terms no less favorable in respect of any material term to such Oaktree Investors than those executed by the KKR Holders and (B) at the closing of any such sale, deliver to the Proposed Purchaser the certificate or certificates representing the Oaktree Shares to be sold pursuant to such sale by such Oaktree Investors, duly endorsed for transfer with signatures guaranteed, against receipt of the purchase price thereof.

        (iii) NUMBER OF SHARES TO BE SOLD. If a Tag-Along Notice is received pursuant to Section 2(a)(ii), the Oaktree Investors shall be permitted to sell to the Proposed Purchaser up to the number of Oaktree Shares determined as set forth in Section 2(a)(i) above (the "Proposed Oaktree Shares"), and the KKR Holder shall be permitted to sell to the Proposed Purchaser up to a number of shares of Common Stock (the "Proposed KKR Shares") equal to the Proposed Number of Shares, less the aggregate number of Proposed Oaktree Shares and all other shares of Common Stock being sold to such Proposed Purchaser in such transaction pursuant to tag-along rights arising as a result of such sale; PROVIDED that the KKR Holder shall have the right to sell a number of additional shares of Common Stock up to the excess of the Proposed Number of Shares over the number of Proposed KKR Shares, if the Proposed Purchaser wants to purchase such additional shares. If no Tag-Along Notice is received by the KKR Holder pursuant to Section 2(a)(ii), the KKR Holder shall have the right for a 120-day period to sell to the Proposed Purchaser up to the Proposed Number of Shares on terms and conditions no more favorable in any material respect to the KKR Holder than those stated in the Tag-Along Notice.

         (b)  "TAG-ALONG" RIGHT WITH RESPECT TO PUBLIC SALES BY KKR HOLDERS.
(i) PUBLIC SALES OF SHARES BY KKR HOLDERS. Subject to the last sentence of
Section 3(a), with respect to any proposed sale of any KKR Shares by a KKR Holder during the term of this Agreement made in a public distribution pursuant to an effective registration statement under the Securities Act, other than sales described in clause (iv) of the definition of Exempt Transaction, the Oaktree Investors shall have the right and option, but not the obligation, to participate in such public distribution on the same terms and subject to the same conditions as the sale by the KKR Holder for a number of Oaktree Shares owned by the Oaktree Investors as determined pursuant to Section 2(b)(iii) below.

         (ii) The KKR Holder shall notify, or cause to be notified, Oaktree in writing (a "Notice") of each proposed public distribution pursuant to an effective registration statement under the Securities Act (a "Proposed Registration"). Such notice may be given before the filing of such registration statement and need not specify any price or other terms or conditions of such sale. If within 10 days of the delivery of such Notice to Oaktree, the KKR Holder receives from Oaktree a written request (a "Request") to register shares of Common Stock held by the Oaktree Investors (which Request will be irrevocable), shares of Common Stock will be so registered as and to the extent provided in this Section 2(b) if KKR Shares are so registered. If Oaktree delivers a Request to the KKR Holder, the Oaktree Investors will participate in such public distribution, if any, at the same price and on the same terms and conditions as the KKR Holder, which price and other terms and conditions will be determined on behalf of the KKR Holder and the Oaktree Investors by the KKR Holder in its sole discretion. Nothing in this Agreement shall create any obligation on the part of the KKR Holder to cause a registration statement to become effective under the Securities Act or to sell any shares of Common Stock pursuant to an effective registration statement under the Securities Act.

        (iii) The maximum number of shares of Common Stock which will be registered pursuant to a Request will equal the number derived by multiplying the total number of KKR Shares which the KKR Holder proposes to sell in such public distribution by a fraction, the numerator of which is the total number of Oaktree Shares and the denominator of which is the sum of (A) the total number of Oaktree Shares, (B) the total number of KKR Shares, and (C) the total number of shares of Common Stock (determined on a fully diluted basis) owned by Persons entitled to the benefits of any other "tag-along" rights arising as a result of such distribution; provided that in the event that the aggregate number of shares of Common Stock to be sold in any such public distribution is increased or decreased, then the number of shares of Common Stock which the Oaktree Investors shall sell in such public distribution shall be increased or decreased by the product of (i) the number of shares of Common Stock by which the total number of shares of Common Stock in such public distribution is increased or decreased and (ii) a fraction the numerator of which equals the number of Oaktree Shares originally so registered and the denominator of which is the total number of shares of Common Stock originally so registered.

         (iv) Upon delivery of a Request, the participating Oaktree Investors will, if requested by the KKR Holder, execute and deliver to the KKR Holder a custody agreement and power of attorney in form and substance reasonably satisfactory to the KKR Holder with respect to the shares of Common Stock to be registered pursuant to this Section 2(b) (a "Custody Agreement and Power of Attorney"). The custodian and attorney-in-fact under the Custody Agreement and Power of Attorney will be the KKR Holder or its designee. The Custody Agreement and Power of Attorney will provide, among other things, that such Oaktree Investors will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Oaktree Investors' agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on such Oaktree Investors' behalf with respect to the matters specified therein (including without limitation executing an underwriting agreement and cross-receipts).

          (v) Oaktree, for itself and on behalf of each participating Oaktree Investor, agrees that it will execute and deliver or cause to be executed and delivered such other agreements and other documents (such as legal opinions, cross-receipts and certificates) as the KKR Holder itself is delivering or as the KKR Holder may otherwise reasonably request to implement the provision of this Section 2(b).

         (c) EXEMPT TRANSACTION DEFINED. As used herein, the term "Exempt Transaction" shall mean (i) sales by the KKR Investor to any KKR Affiliates,
(ii) sales by any KKR Affiliate to another KKR Affiliate or to the KKR Investor,
(iii) transfers
by the KKR Investor and their respective KKR Affiliates to its partners or members (and any subsequent sales by such partners or members) in the form of dividends or distributions (whether upon liquidation or otherwise), (iv) sales by the KKR Investor which, taken together with all prior sales by the KKR Investor, equals a number of shares of Common Stock which is less than 10% of the shares of Common Stock then outstanding on a fully diluted basis or (v) with respect to Section 3 only, sales by any KKR Holders made in a public distribution pursuant to an effective registration statement under the Securities Act; PROVIDED that in the case of clauses (i) and (ii) above the buyer agrees in writing to be bound by the provisions of this Agreement, including this paragraph (c); PROVIDED, FURTHER that in the case of clause (iii) above, if the transferee is an Affiliate of Kohlberg Kravis Roberts & Co., such transferee agrees in writing to be bound by the provisions of this Agreement, including this paragraph (c).

         Section 3. "DRAG-ALONG" RIGHT WITH RESPECT TO OAKTREE SHARES. (a) SALES BY KKR HOLDERS. In the event that the KKR Holder determines, during the term of this Agreement, to transfer either (i) at least 50% of the outstanding shares of Common Stock on a fully diluted basis at the time of such transfer or
(ii) at least 35% of the outstanding shares of Common Stock on a fully diluted basis at the time of such transfer (provided that such percentage set forth in this clause (ii) equals 100% of the KKR Shares at the time of such transfer) to a Proposed Purchaser, other than in an Exempt Transaction (a "Drag-Along Sale"), then upon the request of the KKR Holders, the Oaktree Investors will transfer to such Proposed Purchaser all of the Oaktree Shares at the same price and upon the same terms and conditions in respect of any material term as such transfer by the KKR Holders. In the event that the KKR Holders own at least 15% of the outstanding shares of the Common Stock on a fully diluted basis and have signed an agreement, with respect to all KKR Shares, to vote in favor of or tender in connection with (a "Transaction Agreement") a business combination transaction entered into by the Company, then, upon the request of the KKR Holders, the Oaktree Investors will execute a Transaction Agreement with the same terms and conditions in all material respects as the Transaction Agreement signed by the KKR Holder. In the event that both Sections 2 and 3 hereto apply to a single transaction, the "drag-along" rights set forth in this Section 3 will have priority over the "tag-along" rights set forth in Section 2 above, and the "tag-along" rights set forth in Section 2 will become exercisable by the Oaktree Investors following a determination by the KKR Holder not to exercise its rights under this Section 3.

         (b) NOTICE. Prior to making any Drag-Along Sale, the KKR Holders shall, if they determine in their sole discretion that the Oaktree Investors should participate in such transfer, provide Oaktree with written notice (the "Drag-Along Notice") not less than 5 business days prior to the proposed date of the Drag-Along Sale (the "Drag-Along Sale Date"). The Drag-Along Notice shall set forth: (i) the name and address of the Proposed Purchaser; (ii) the proposed amount and form of consideration to be paid per share of Common Stock and the material terms and conditions of the transfer; (iii) the Drag-Along Sale Date and the date upon which the Oaktree Investors shall deliver to the KKR Holders the certificates representing the Oaktree Shares, duly endorsed, and the power of attorney referred to below; and (iv) that the Proposed Purchaser has been informed of the Drag-Along Sale rights and has agreed to acquire all of the Oaktree Shares. The Oaktree Investors shall (i) prior to closing of any such transfer, execute any purchase agreement or other documentation required by the Proposed Purchaser to consummate the transfer, which purchase agreement and other documentation shall be on terms no less favorable in respect of any material term to the Oaktree Investors than those executed by the KKR Holders, and (ii) at the closing of any such transfer, deliver to the Proposed Purchaser the certificate or certificates representing the Oaktree Shares, duly endorsed for transfer with signatures guaranteed, against receipt of the purchase price thereof. Prior to entering into a Transaction Agreement, the KKR Holders shall, if they determine in their sole discretion that the Oaktree Investors should execute a Transaction Agreement, provide Oaktree with written notice (the "Transaction Agreement Notice") not less than 5 business days prior to the proposed date of the execution of the Transaction Agreement (the "Transaction Agreement Date"). The Transaction Agreement Notice shall set forth: (i) the name and address of the counter-parties to the Transaction Agreement; (ii) the proposed form of Transaction Agreement; and (iii) the material terms and conditions of the business combination with the Company to which the Transaction Agreement relates. The Oaktree Investors shall, at the signing and closing of such Transaction Agreement, execute and deliver all other documentation required by such Transaction Agreement, which documents shall be on terms no less favorable in respect of any material term to the Oaktree Investors than those executed by the KKR Holder.

         (c) EFFECT OF DRAG-ALONG SALE. If the Oaktree Investors receive their proportionate share of the purchase price from a Drag-Along Sale, but have failed to deliver certificates representing their shares of Common Stock as described in this Section 3, they shall for all purposes be deemed no longer to be stockholders of the Company, shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to the Common Stock held by them, and shall have no other rights or privileges granted to stockholders under law or this Agreement.

         Section 4. ELECTION OF DIRECTOR; OTHER RIGHTS. (a) Subject to Fund V's compliance with Section 3(g) of the Voting Agreement, if immediately after giving effect to the merger contemplated by the Merger Agreement, Fund V owns in excess of 432,099 shares of the Common Stock, then one representative of the Oaktree Investors, who shall be either Mr. Stephen A. Kaplan or Mr. Bruce A. Karsh, or in the event that both Mr. Kaplan and Mr. Karsh are not affiliated with Oaktree or are permanently disabled, another individual selected by Oaktree who is reasonably acceptable to the Company and the KKR Holder, shall (i) be nominated by the Company for election to the Board and (ii) have the KKR Shares voted in favor of his election to the Board, until such time as this Agreement terminates in accordance with its terms. At such time as this Agreement terminates in accordance with its terms, the Oaktree Investors will, upon notice to Oaktree from the KKR Investor, cause their nominee to resign from the Board.

         (b) VCOC AGREEMENTS. The Oaktree Investors shall have the right, during the term of this Agreement, upon reasonable prior written notice to the Company, to (i) discuss the business, operations, properties, financial and other conditions and plans and prospects of the Company with any executive officer or director of the Company or any subsidiary of the Company and (ii) during normal business hours, to visit and inspect any of the properties of the Company and its subsidiaries.

         Section 5. TRANSFER. (a) The Oaktree Investors agree not to offer or to transfer, sell, assign, pledge, hypothecate or otherwise dispose of ("Transfer") any of their shares of Common Stock unless such offer or Transfer complies with the Securities Act and the rules and regulations thereunder and the state securities laws of any applicable state.

         (b) Any transferee of an Oaktree Investor will not acquire any rights under this Agreement. Any Person which owns shares of Common Stock and which, prior to the date of determination, was an Oaktree Investor, but, on the date of determination, Oaktree is not the sole investment manager of, shall not be entitled to any rights under this Agreement.

         Section 6.  MISCELLANEOUS. (a)     TERMINATION OF AGREEMENT.  The
provisions of this Agreement shall terminate upon the earliest of:

          (i) the earliest of (A) if the number of Initial Oaktree Shares is less than 864,198, such time as the Oaktree Investors own less than 90% of the number of Initial Oaktree Shares; (B) if the number of Initial Oaktree Shares is 864,198 or more, then at such time as the Oaktree Investors transfer a number of shares of Common Stock such that (1) immediately before giving effect to such transfer, the Oaktree Investors owned at least 10% of the shares of Common Stock on a fully diluted basis and (2) immediately after giving effect to such transfer, the Oaktree Investors owns less than 10% of the shares of Common Stock on a fully diluted basis or (C) if the number of Initial Oaktree Shares is 864,198 or more and the number of Oaktree Shares falls below 10% of the number of shares of Common Stock on a fully diluted basis other than as a result of a transfer by the Oaktree Investors, such time after such falling below as the Oaktree Investors transfer any shares of Common Stock and thereafter the Oaktree Investors own less than 90% of the number of Initial Oaktree Shares;

         (ii) the date on which the KKR Holders in the aggregate own less than 15% of the shares of Common Stock on a fully diluted basis; or

        (iii)  the tenth anniversary of the date of this Agreement.

    Notwithstanding the immediately preceding sentence, this Section 6 and the last sentence of Section 4(a) shall survive the termination of this Agreement. For the purpose of Section 6(a)(i), the term "transfer" shall include, with respect to an Oaktree Investor, Oaktree no longer being the sole investment manager of such Oaktree Investor.

         (b) REPRESENTATION AND WARRANTY. The Oaktree Investors own, of record or beneficially, no shares of Common Stock or securities convertible or exchangeable for shares of Common Stock, other than the Oaktree Shares subject to this Agreement.

         (c) ASSIGNMENT, BINDING EFFECT. This Agreement shall not be assignable by the parties hereto, except to any Person who in connection with a transfer of KKR Shares is required by this Agreement, in connection with such transfer, to agree to be bound by the provisions of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and permitted assigns.

         (d) COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of any of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         (e) AMENDMENTS. The provision of this Agreement, including the provisions of this sentence, may be amended, modified or supplemented only by a written instrument executed by holders of (i) at least a majority of the KKR Shares, (ii) Oaktree and (iii) the Company.

         (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Agreement.

         (g) INTERPRETATION. The headings of the Sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

         (h) NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by telecopy or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address as either party to this Agreement shall specify by notice to the other:

         (1)  If to the KKR Investors or a KKR Holder, to it in care of:

              Kohlberg Kravis Roberts & Co.
              9 West 57th Street
              New York, New York  10019
              Attention:  Clifton S. Robbins

              with a copy to:

              Simpson Thacher & Bartlett
              425 Lexington Avenue
              New York, New York  10017
              Attention:  David J. Sorkin

         (2)  If to Oaktree or to an Oaktree Investor, to it in care of:

              Oaktree Capital Management, LLC
              550 South Hope Street, 22nd Floor
              Los Angeles, California  90071
              Attention:  Stephen A. Kaplan

              with a copy to:

              Gibson, Dunn & Crutcher LLP
              200 Park Avenue
              New York, N.Y.  10166-0193
              Attention:  Conor D. Reilly, Esq.

         (3)  If to the Company, to it in care of:

              KinderCare Learning Centers, Inc.
              2400 Presidents Drive
              Montgomery, AL 36111
              Attention:  Rebecca Bryan

                          Vice President/General Counsel


              with a copy to:

              Simpson Thacher & Bartlett
              425 Lexington Avenue
              New York, New York  10017
              Attention:  David J. Sorkin

         (i) WAIVER AND CONSENT. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder. Each party hereto, in addition to being entitled to exercise all rights provided herein, in the charter or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

         (j) INSPECTION. Copies of this Agreement will be available for inspection or copying by any party at the offices of the Company through the Secretary of the Company.

         (k) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

         (l) SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

         (m) ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the rights of the Oaktree Investors herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matters.

         (n) LIMITED LIABILITY OF PARTNERS. Notwithstanding anything that may be expressed or implied in this Agreement, each KKR Holder and each Oaktree Investor, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that notwithstanding that the KKR Holder and the Oaktree Investors are partnerships no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any officer, agent or employee of any KKR Holder or any Oaktree Investor, against any partner of any KKR Holder or Oaktree Investor or any director, officer, employee, partner, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by an officer, agent or employee of any KKR Holder or any Oaktree Investor or any partner of any KKR Holder or any Oaktree Holder or any director, officer, employee, partner, affiliate or assignee of any of the foregoing, as such for any obligations of any KKR Holder or Oaktree Investor under this Agreement or any documents or instruments delivered in connection with this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

         IN WITNESS WHEREOF, the parties have executed this Stockholders' Agreement as of the date first above written.



                                       KINDERCARE LEARNING CENTERS, INC.
                                       a Delaware corporation


                                       By:
                                          -------------------------------------
                                            Name:
                                            Title:



                                       TCW SPECIAL CREDITS FUND V - THE
                                       PRINCIPAL FUND

                                       By:  TCW ASSET MANAGEMENT CO.,

                                       General Partner

                                          By:    OAKTREE CAPITAL
                                                  MANAGEMENT, LLC
                                                 Manager


                                          By:
                                             ----------------------------------
                                               Name:  Kenneth Liang
                                               Title: Authorized Signatory

                                          By:
                                             ----------------------------------
                                              Name:  Stephen Kaplan
                                              Title: Authorized Signatory


                                       OAKTREE CAPITAL MANAGEMENT, LLC,


                                       By:
                                          -------------------------------------
                                            Name:  Kenneth Liang
                                            Title:


                                       By:
                                          -------------------------------------
                                            Name:  Stephen Kaplan
                                            Title: